UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2004

1-12340
(Commission File Number)

 GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Insrtuction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) -- Appointment of Principal Officers.

On September 14, 2004, Green Mountain Coffee Roasters, Inc. (the "Company") issued a press release announcing that it has appointed Scott McCreary as Senior Vice President and Chief Operating Officer, effective September 25, 2004.

Mr. McCreary, age 45, brings more than 20 years of strategic operational and business development experience within the consumer packaged foods industry.  Mr. McCreary will be directly responsible for the Company's operations, sales & marketing and management information systems, and will report directly to the Company's President and Chief Executive Officer, Robert P. Stiller.

Since 1993, Mr. McCreary was employed by Unilever North America, and its subsidiaries. Most recently, serving as the Senior Director of Operations at Unilever's subsidiary, Ben & Jerry's Homemade, Inc. Prior to joining Unilever, McCreary's previous experience included positions with Kraft General Foods, M&M Mars and Pillsbury in operations, new product development, and research and development.  McCreary holds a Bachelor of Science in Chemical Engineering from the University of Wisconsin and a Masters in Business Administration from the University of Minnesota.

The Company appointed Mr. McCreary as its new Senior Vice President and Chief Operating Officer pursuant to an offer that included: (i) an initial one time sign-on bonus of $75,000, subject to a pro-rata reduction if McCreary terminates his employment within the first six months; (ii) an annual base salary of $240,000; (iii) options to acquire 50,000 shares of the Company's Common Stock, vesting over four (4) years; (iv) eligibility for participation in the Company's bonus program; and (v) eligibility for twelve (12) months severance in the event McCreary's employment is terminated by the Company without cause. McCreary will also participate in the Company's employee health and benefit plans, as provided under those plans, upon the commencement of his employment with the Company.

Mr. McCreary previously held no positions with the Company, and there are no related party transactions between the Company and Mr. McCreary, nor are any contemplated. Mr. McCreary has no family relation with any director or officer of the Company.

Item 9.01(c) -- Exhibits.
99.1	Press Release dated September 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

 GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: September 16, 2004